Exhibit 99.1

Tallgrass Energy Partners and Rockies Express Pipeline Announce Receipt of Ultra Settlement Payment, Results of Recent Zone 3 Open Seasons and Leadership Transition

LEAWOOD, Kan.--(BUSINESS WIRE)--Rockies Express Pipeline LLC (“REX”) and Tallgrass Energy Partners, LP (NYSE: TEP), REX’s operator, announced today that REX received the cash payment of $150 million from Ultra Resources, Inc. (“Ultra”) in connection with the settlement of REX’s $303 million breach of contract claim, and that REX has distributed the proceeds to its partners. As previously disclosed, Ultra has agreed to enter into a new seven-year firm transportation agreement with REX commencing Dec. 1, 2019, for service from west-to-east of 200,000 dekatherms per day at a rate of approximately $0.37, or about $26.8 million annually.
REX recently conducted several open seasons for incremental east-to-west capacity in Zone 3 totaling 180,000 dekatherms per day from Clarington, Ohio to delivery points as far west as Moultrie, Ill. As a result of the open seasons, REX has entered into firm transportation contracts with a number of parties for varying volumes and terms that began as early as June 2017.  REX currently expects 2017 revenue from those contracts to be at least $13 million.
Tallgrass Energy plans to report second quarter 2017 financial results on Wednesday, Aug. 2, 2017, after market close and hold a conference call at 3:30 p.m. Central Time that same day. Tallgrass Energy expects to provide additional details on these and other developments during the conference call on Aug. 2.
REX Leadership Transition
Crystal Heter, who currently serves as the Vice President and General Manager of REX, has recently been named the President of REX, assuming those responsibilities from Matt Sheehy as he fully transitions into his role as Senior Vice President and Chief Commercial Officer for Tallgrass Energy. Ms. Heter, a chemical engineer, started her career as an engineering intern with predecessor companies and moved up through both the technical and commercial sides of the business. She is an accomplished leader at Tallgrass Energy and possesses a deep knowledge of REX, its customers and the markets it serves. She has been instrumental in the execution of Tallgrass’s strategy to transform REX into the nation’s northernmost natural gas header system and is ideally positioned to lead REX into its next phase of growth and development.
About Tallgrass Energy

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.

About Rockies Express Pipeline

Rockies Express Pipeline is an approximately 1,700-mile natural gas transmission pipeline that extends from the Rocky Mountains to Clarington, Ohio. The system consists of 36-inch and 42-inch diameter pipe with a west-to-east long-haul design capacity of up to 1.8 billion cubic feet of natural gas per day and an east-to-west design capacity of 2.6 billion cubic feet of natural gas per day within Zone 3 of the pipeline. In addition, REX has 0.6 billion cubic feet a day of capacity on the Overthrust Pipeline available to it pursuant to a long-term lease.
Rockies Express Pipeline LLC is a joint venture of: a subsidiary of Tallgrass Development, LP (approximately 25 percent share); a subsidiary of TEP (approximately 50 percent share); and P66REX LLC, a subsidiary of Phillips 66 (25 percent share). A wholly-owned subsidiary of TEP operates the pipeline.

Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expected 2017 revenue from the firm transportation contracts entered into in connection with the REX open seasons. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contacts

Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com